Exhibit G(3)

Amendment

dated February 11, 2002 to

Administrative and Shareholder Services Agreements

WHEREAS, MassMutual Institutional Funds (the “Trust”) on behalf of each of its series as set forth on Appendix A (each a “Fund” and together the “Funds”) and Massachusetts Mutual Life Insurance Company (the “Manager”) have entered into Administrative and Shareholder Services Agreements (the “Agreements”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreements as follows:

Pursuant to Article V, Section C, the following hereby replaces Article II: Expenses in its entirety:

ARTICLE II:     EXPENSES

A.   Expenses.   The Manager shall assume all expenses of the Trust and the Funds, including the Manager’s reasonable out-of-pocket disbursements; provided, however, that each Fund or the Trust shall pay:

1.	Taxes and corporate fees payable to governmental agencies;

2.	Brokerage commissions (which may be higher than other brokers would charge if paid to a broker which provides brokerage and research services to the Manager for use in providing investment advice and management to a Fund and other accounts over which the Manager exercises investment discretion) and other capital items payable in connection with the purchase or sale of a Fund’s investments (The words “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.);

3.	Interest on account of any borrowing by a Fund;

4.	Fees and expenses of the Trust’s Trustees who are not interested persons (as defined in the 1940 Act) of the Manager or of the Trust;

5.	Fees payable to the Trust’s certified independent public accountants;

6.	Fees paid to the Trust’s independent legal counsel;

7.	Fees paid to the Funds’ custodian;

8.	Fees paid to the Funds’ Investment Manager;

9.	Payments due pursuant to any 12b-1 Plan adopted by the Trust and applicable to a Fund; and

10.	Fees and expenses related to (i) the production and printing of periodic reports including, but not limited to, annual and semi-annual reports and (ii) the production and printing of prospectuses that are sent to existing, and not prospective, shareholders.

11.	Fees paid to independent third parties for materials to be used in connection with the Trustees’ annual approval of investment management and investment sub-advisory agreements for the Funds, as well as materials to be used for the ongoing monitoring of the sub-advisers, including, but not limited to, comparative analysis peer group rankings, investment analytical reports, and manager search and review databases.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MASSMUTUAL INSTITUTIONAL FUNDS
on behalf of each of its series

By:	/s/James S. Collins
James S. Collins
CFO and Treasurer

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/Vernon J. Meyer
Vernon J. Meyer
Vice President

Appendix A

MassMutual Prime Fund

MassMutual Short-Duration Bond Fund

MassMutual Core Bond Fund

MassMutual Diversified Bond Fund

MassMutual Balanced Fund

MassMutual Core Value Equity Fund

MassMutual Fundamental Value Fund

MassMutual Value Equity Fund

MassMutual Large Cap Value Fund

MassMutual Indexed Equity Fund

MassMutual Blue Chip Growth Fund

MassMutual Large Cap Growth Fund

MassMutual Growth Equity Fund

MassMutual Aggressive Growth Fund

MassMutual OTC 100 Fund

MassMutual Focused Value Fund

MassMutual Small Company Value Fund

MassMutual Small Cap Value Equity Fund

MassMutual Mid Cap Growth Equity Fund

MassMutual Mid Cap Growth Equity II Fund

MassMutual Small Cap Growth Equity Fund

MassMutual Small Company Growth Fund

MassMutual Emerging Growth Fund

MassMutual International Equity Fund

MassMutual Overseas Fund